Exhibit 99.1
LOWRANCE NEWS

For Immediate Release	Company Contact:	Investor Contact:
	Douglas J. Townsdin	Berkman Associates
	Chief Financial Officer	(310) 277-5162
	(918) 437-6881	info@BerkmanAssociates.com
Lowrance Fourth Quarter Sales Increase 59% to $43.0 Million;
Net Income Increases 23% to $2.5 Million
Fiscal 2005 Sales Increase 31% to a Record $146.4 Million
     TULSA, OKLAHOMA, September 6, 2005 . . . LOWRANCE ELECTRONICS, INC. (NASDAQ:LEIX) today announced that fourth quarter sales jumped 59% to a fourth quarter record $43.0 million, compared to sales of $27.0 million for the same quarter of fiscal 2004. Net income for the fourth quarter ended July 31, 2005, increased 23% to $2.5 million, or $0.49 per diluted share, compared to $2.0 million, or $0.51 per diluted share, for the same period in fiscal 2004. There were 5.1 million diluted shares outstanding in the fiscal 2005 fourth quarter, compared to 4.0 million diluted shares at the same time last year.
     For the fiscal year ended July 31, 2005, net sales increased 31% to a record $146.4 million, compared to $111.9 million last year. Net income increased 8% to a record $9.4 million, or $1.90 per diluted share, compared to $8.8 million, or $2.20 per diluted share, in fiscal 2004. There were 4.9 million diluted shares outstanding in fiscal 2005, compared to 4.0 million diluted shares in fiscal 2004.
     “Record full year and fourth quarter sales reflect the introduction of over 50 new, leading-edge SONAR, GPS/SONAR combination and GPS products, supplemented by significant contributions from our new turn-by-turn automotive GPS product, the award-winning iWay 500C. As expected, the strong sales for our automotive and hand-held GPS products, which have lower gross margin percentages than the marine products, reduced the fiscal 2005 gross margin percentage to 37% of sales, compared to 42% of sales in fiscal 2004. We believe the high fourth quarter sales rate for new automotive and hand-held GPS receivers provides clear evidence this new line of products will complement our seasonal marine business,” said Lowrance.
     General and administrative expenses increased to support additional advertising, selling and marketing expenses for our new iWay 500C and other new GPS and marine products. Lowrance incurred $0.9 million of costs related to Section 404 reporting under the Sarbanes-Oxley act, three times the estimates the Company received from its outside consultants. “We are hopeful that the SEC will continue to examine this topic and reduce the extreme burden of Section 404 reporting”, said Darrell Lowrance, president and CEO.
     “We are continuing our strategy to leverage our business through the introduction of additional new products for the automotive and handheld GPS markets. Our new product investments in the past year enabled the strong finish in 2005, and we are excited about the opportunity to build upon this momentum in fiscal 2006. This strong growth continued during August with sales increasing more than 37% over the same month last year,” said Lowrance.
About Lowrance Electronics
     Lowrance Electronics, Inc. (www.lowrance.com), designs, manufactures and markets SONAR and GPS products, digital mapping systems and accessories under the brand names “Lowrance,”® and “Eagle"® Electronics, “Lowrance AutomotiveTM” and “Lowrance Avionics"®. These products are used in the following primary product markets: marine, general consumer (which includes handheld GPS outdoor recreational use and voice turn-by-turn navigational systems for aftermarket automotive use) and aviation.
This press release may include certain statements concerning expectations for the future that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including factors discussed in the Company’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
(tables attached)

LOWRANCE ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2005	2004	2005	2004
NET SALES	$43,048	$27,061	$146,369	$111,861
COST OF SALES	28,183	15,528	91,442	64,557

Gross profit	14,865	11,533	54,927	47,304

OPERATING EXPENSES:
Selling and administrative	10,033	7,465	34,650	28,742
Research and development	1,665	1,492	6,306	5,252

Total operating expenses	11,698	8,957	40,956	33,994

Operating income	3,167	2,576	13,971	13,310

OTHER EXPENSES:
Interest	216	131	921	689
Other	94	(18)	174	192

Total other expenses	310	113	1,095	881

INCOME BEFORE INCOME TAXES	2,857	2,463	12,876	12,429
PROVISION FOR INCOME TAXES	348	416	3,464	3,673

NET INCOME	$2,509	$2,047	$9,412	$8,756

NET INCOME PER COMMON SHARE
Basic	$0.49	$0.54	$1.90	$2.33

Diluted	$0.49	$0.51	$1.90	$2.20

WEIGHTED AVERAGE
COMMON SHARES OUTSTANDING
Basic	5,135	3,761	4,949	3,761

Diluted	5,135	3,988	4,949	3,979

DIVIDENDS	$1,541	$941	$2,481	$1,881

COMPREHENSIVE INCOME
Net Income	$2,509	$2,047	$9,412	$8,756
Foreign currency translation adjustment, net of tax	51	(14)	261	141

Comprehensive income	$2,560	$2,033	$9,673	$8,897

LOWRANCE ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS

	July 31,
	2005	2004
	(in thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,792	$1,412
Trade accounts receivable, net	19,908	10,128
Inventories	36,116	23,500
Current deferred income taxes	1,129	1,107
Prepaid income taxes	303	148
Prepaid expenses	3,781	2,362

Total current assets	65,029	38,657

PROPERTY, PLANT, AND EQUIPMENT, net	18,519	10,005
OTHER ASSETS	1,500	81

TOTAL ASSETS	$85,048	$48,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$438	$1,874
Accounts payable	6,948	6,072
Accrued liabilities:
Compensation and benefits	3,205	3,175
Product costs	2,285	1,968
Accrued taxes	1,255	671
Other	1,718	1,119

Total current liabilities	15,849	14,879

LONG-TERM DEBT, less current maturities	7,214	6,040
DEFERRED INCOME TAXES	1,134	1,169

STOCKHOLDERS’ EQUITY:
Common stock, $.10 par value, 10,000,000 shares authorized, 3,761,196 shares issued and outstanding at July 31, 2004 and 2003	514	377
Paid-in capital	34,316	7,449
Retained earnings	25,652	18,721
Accumulated other comprehensive income (loss)	369	108

Total stockholders’ equity	60,851	26,655

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$85,048	$48,743